Exhibit 21

Subsidiaries of the Registrant:

          Broadband Capital Corporation

          Broadband Royalty Corporation
          Broadband Network Services, Inc. [dba Worldbridge Broadband Services, Inc.]
          Worldbridge Broadband Services, S., de R.L., de C.V.
          Broadband Management Solutions LLC
          C-COR Argentina, S.R.L.
          C COR de Mexico, S.A. de C.V.
          C-COR Broadband Communications Europe GmbH
          C-COR Electronics Canada, Inc.
          C-COR Broadband Europe B.V.
          C-COR Europe Holdings B.V.
          MobileForce Technologies GmbH
          C-COR Iberica, S.L.
          C-COR Australia PTY LTD
          C-COR Singapore PTE LTD
          Stargus, Inc.
          Alopa Networks Pvt. Ltd.